EXHIBIT 10.31
Quest Diagnostics Incorporated

3 Giralda Farms
Madison, NJ 07940
973-520-2700

December 12, 2012
Mr. John B. Haydon
1304-3580 Rivergate Way Ottawa, Ontario
Canada, K1 V-1V5

Dear John,
On behalf of Steve Rusckowski, I am very pleased to offer you the position of Senior Vice President, Operations for Quest Diagnostics, Incorporated. In this position, you will focus your attention on the supply and value delivery functions of our broad specimen acquisition — logistics — and laboratory network for our clinical laboratory services business. You will report directly to Steve Rusckowski and will be nominated to the Board of Directors to be an Executive Officer of the company. It is expected that this position will require extensive travel to our various laboratories around the United States and, less frequently, abroad. Your start date is, October 22, 2012. It is an exciting and challenging time to be in health care and, specifically for Quest Diagnostics, and our team believes you can make a strong contribution to helping us navigate the shifting terrain.
Below, I have outlined the terms and conditions of the offer for your new position. After reviewing the contents of this letter, please indicate your acceptance by signing both copies of the letter and returning one copy to my attention within five business days of the date of this letter.
In order for you to participate in certain benefit plans offered in Canada you will be initially hired by our subsidiary in Canada and then seconded by the subsidiary to the US parent company.
BASE SALARY
Your base salary will be US$565,000, equivalent to $21,730.76 payable on a biweekly basis. Since you will be affiliated with our Canadian subsidiary, and on its payroll, you will be paid in Canadian dollars. Your merit review will occur in March 2014.
ANNUAL INCENTIVE PLAN
You will be eligible to participate in the Senior Management Incentive Plan (SMIP). Your SMIP target level will be 75% of your "Eligible Base Earnings" for the fiscal year. Employees hired after September 30th will not accrue eligible base earnings until the following fiscal year (Quest fiscal year is January 1 to December 31). You may earn up to 2X your MEP target based on performance against Corporate and Business Units goals and your personal objectives.

EXHIBIT 10.31

SMIP is designed to reward employees for superior financial results as well as achievement relative to other objective measures of performance. Further specifics of the plan will be provided to you under separate cover. The terms of the Plan will control in the event of any conflicts between the description provided in this letter and the Plan. Any incentive payment should occur shortly alter the end of the fiscal year. This payout is typically in March.
LONG-TERM INCENTIVE AWARDS
When you commence your new position, you will be considered eligible for an annual equity award under our Employee Long-Term Incentive Plan. All equity awards must be approved by the Compensation Committee of the Quest Diagnostics Board of Directors. An award equal to US$1,500,000 will be proposed to the Committee in our normal annual grant process in February, 2013. This award will be granted in three (3) components, 40% in Stock Options, 40% in Performance Shares and 20% in Restricted Stock Units. The exact number shares in each component will be fixed at grant date and will be based on the market price at that time. Your eligibility for future equity awards will be based on the Quest Diagnostics Equity Award Eligibility Policy in effect from time to time and your position and performance.
Options: -- The award of stock options will have an exercise price equal to the market price of Quest Diagnostics stock on the date of grant, and it will vest in three equal annual installments on the first, second and third anniversaries of the grant date.
Restricted Share Units: -- The award of restricted share units will take the form of full value shares of Quest Diagnostics stock once they are vested, and it will vest 25% on the first anniversary of the grant date; 25% on the second anniversary of the grant date; and 50% on the third anniversary of the grant date.
Target Performance Shares: -- The award of Target Performance Shares will take the form of lull value shares of Quest Diagnostics stock, earned by plan participants, based on overall Company financial performance over a multi-year period. This award can pay between OX to 2X the target amount based on our meeting defined financial goals.
SHARE OWNERSHIP REQUIREMENT:
As a Vice President in our Company, you will be required to comply to our Share Ownership Guidelines which is currently established at 4X your base compensation.
SPECIAL SIGN-ON ARRANGEMENTS
You will receive a one-time cash payment of US$250,000. This payment will be made within sixty (60) days of commencement of employment. At the first regular meeting following your joining the Company you will be nominated to the Compensation Committee of the Board for a special Restricted Stock Unit grant of 16,000 shares with an approximate value of US$1,000,000. This grant will vest over a 3- year period following issuance of the grant at a rate of 50% - 25% - 25%.
Should you voluntarily leave the company or be discharged for cause within 12 months of joining, you would be required to repay the cash amount you received under this provision.
OTHER PROVISIONS
Your employment is considered "at-will" and not subject to an employment contract. However, you will be nominated to the Compensation Committee for inclusion in the Executive Officer Severance

EXHIBIT 10.31

Plan. The Executive Officer Severance Plan provides a severance benefit if you are terminated by the Company not for cause or if you lose your position following a Change of Control of Quest Diagnostics. The normal waiting period for inclusion in this Plan is 1-year but we will request that provision be waived.
In addition, you will be nominated for inclusion in the AYCO financial/tax planning benefit provided to similarly situated executives for a 3-year period. Thereafter you may engage AYCO directly. In lieu of using this resource you may apply the amount of the benefit to your E&Y tax advisory fees.
INSURANCE AND PAID TIME OFF BENEFITS
You have indicated a desire to be treated as a Canadian citizen and participate in the benefit structure attendant thereto. We will initially affiliate you with our Canadian operations and their benefit program (which will be sent under separate cover). As a special accommodation, with respect to Paid Time Off, we will provide you with the "better of' what you would be eligible for under our Canadian company or the comparable number of days a U.S. based executive would receive.
You will receive more information about these programs, including eligibility and waiting periods, at the New Employee Orientation Program (NEOP). You will also receive information at that time about our Tuition Assistance benefits and other programs to continue your personal development.
RETIREMENT and INVESTMENT BENEFITS
You will be eligible to participate in the RPP offered by our Canadian operation but we may make appropriate adjustments to treat you reasonably comparable with similarly situated U.S. based Executive Officers.
Details of each plan, including enrollment mechanisms, will sorted out as we move forward.
RELOCATION:
It is not intended that you will relocate to New Jersey at this time but will travel from your home base to Madison and other locations as required. During the first 90 days of employment trips to your office in New Jersey will he treated as business travel. A more permanent arrangement will be established after that which takes into consideration the income tax implications of such travel.
OTHER INFORMATION
As required by Company policy, this offer of employment is made expressly contingent upon successful passing of a drug screening and background investigation. We must make arrangements for this test at the earliest possible opportunity following your return to the U.S. but in any event must occur within 48 hours of your entrance to the U.S. You must also agree to the provisions of our Restrictive Covenant Agreement, a copy of which accompanies this letter.
In accordance with the Immigration Reform and Control Act of 1986, all new employees must show proof of employment eligibility in the United States. Enclosed is a list of documents that are acceptable to verify your eligibility. Please review it and bring the proper documents with you on your first day of work.

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Your pay will automatically be deposited in your personal bank account by noon on payday. This service is available for both bank and credit union accounts. For your convenience you have the ability to distribute your pay up to four different ways.

All employees are required to abide by the policies of Quest Diagnostics, as they are modified from time to time. Copies of the Company's Human Resources, Compliance and other policies, as well as summary plan descriptions; will be made available to you during NEOP and throughout the course of your employment. By accepting this offer, you are agreeing to abide by all current and future Company policies, and agreeing that the only binding contract between you and the Company is the Employee Agreement contained on the Company's application. Each respective plan is governed by its terms and may not be amended orally or in writing for any individual.

By signing the offer letter, you have acknowledged and agreed that you are under no restriction, limitation, or prohibition relating to trade secrets solicitation, competition, or otherwise, which will or may affect your performance of services contemplated by this offer letter or which would impose any liability on the Company as a result of it employing you or accepting your services as contemplated by this offer letter, except for those agreements between you and your previous employers which you have already provided to the Company. Under those agreements, you agree that your employment with the Company will not violate or breach any of those agreements or obligation by which you are bound. Further, during your employment with the Company, you will not violate or breach any confidentiality or like agreement or obligation under those agreements. Finally, you will not bring to the Company or use in your work with the Company any confidential material, documents, or other property of any former employer or other person.

John, we are enthusiastic about your ability to make a tremendous contribution to Quest Diagnostics, as we continue our role as the undisputed leader in diagnostic testing, information and services in the eyes of our customers and employees. Please feel free to contact me at 973- 520-2220. i f you have any questions.
John, I think we all realize that your personal situation and desire to remain in Canada presents some unique conditions for us to work our way through. We will do that over the ensuing weeks to ensure that the spirit of the arrangement is reflected in the practical application.
Sincerely,

/s/ Jeff Shuman
Jeff Shuman
Senior Vice President, Human Resources

Accepted:

/s/ John Haydon                    December 15, 2012
John Haydon                    Date

cc:    Steve Rusckowski
Kristine Meade
Lisa Zajac

EXHIBIT 10.31

NOTICE OF SECONDMENT
To:    John Haydon
From:    LabOne Canada Inc.
This letter is to notify you that effective October 22, 2012 you have been seconded to Quest Diagnostics Inc. Your secondment to Quest Diagnostics Inc. shall be for an indefinite period. During the period of your secondment, you will formally remain on the Canadian payroll of LabOne Canada Inc., and you will participate in Canadian benefit plans.
During your period of secondment. LabOne Canada Inc. will pay or provide for any Canadian employment taxes and withholdings. Quest Diagnostics Inc. will be responsible for collecting and remitting any local income or employment taxes in the US. As between the two companies, you will be treated as working for Quest Diagnostics Inc., and Quest Diagnostics Inc. shall bear all the costs associated with your employment.
By signing this Notice of Secondment, you hereby acknowledge your acceptance and agreement to your secondment to Quest Diagnostics Inc. as described herein.

By:                        For and on behalf of
John Haydon                    LabOne Canada Inc.

/s/ John Haydon                    /s/ William J. O’Shaughnessy

Date: December 15, 2012            Date: December 15, 2012

Acknowledged by:

/s/ Jeff Shuman
Jeff Shuman
Senior VP Human Resources
Quest Diagnostics Inc.